Exhibit 99.3

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Announces $1.3 million China Vacuum System Contract
     • First in-country contract win by Graham’s China-based subsidiary
BATAVIA, NY, June 5, 2006 – Graham Corporation (AMEX: GHM) announced today that its wholly-owned China-based subsidiary successfully negotiated and was awarded its first contract with an in-country refiner. PetroChina, one of three government-owned refiners, is investing $3.2 billion to expand its Dushanzi Refinery and Petrochemical Plant in order to boost refining capacity to 200,000 barrels per day of clean gasoline, diesel fuel, high quality jet fuel, lube and base oil. Graham will manufacture and supply a portion of the equipment components from its U.S. operations and provide engineering, manufacturing and quality surveillance for the remaining components being fabricated in China through an independent fabrication contractor.
William C. Johnson, Graham’s President and CEO, commented, “It was critical for us to win this first contract with a local end-user in order to demonstrate to Chinese refiners and engineering firms that we have both competitive solutions as well as the commitment to meet their needs. These customers are looking for China-based suppliers that employ a local workforce and can also provide access to globally known, quality products such as ours.”
Mr. Johnson continued, “Our Vice President of Asia Operations, who is based in China, had to implement a new business model to manage the cultural differences and time consuming bid and sales process. There are over ten major planned refinery projects slated to begin in China over the next four years, and our ability to successfully manage this process will determine our success in winning these new installations.”
Revenue for this contract will be paid in U.S. dollars and recognized on a percentage-of-completion basis. Shipment is presently scheduled for the fourth fiscal quarter ending March 31, 2007. Graham’s recently revised fiscal year 2007 anticipated revenue of $75 to $80 million is inclusive of this contract.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a designer, manufacturer and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham Corporation has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.grahm-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include Graham’s ability to successfully execute the contract, that the estimated value of the production contract will be realized, customer preferences and changes in market conditions in the industries in which Graham operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.
For more information contact:
J. Ronald Hansen, Vice President Finance and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
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